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Exhibit 21.1

Subsidiaries of the Company

Entity	Jurisdiction of Organization
Geokinetics Holdings USA, Inc.	Delaware, USA
Geokinetics Acquisition Company	Delaware, USA
Geokinetics USA, Inc.	Texas, USA
Geokinetics International Holdings, Inc.	Delaware, USA
Geokinetics Exploration, Inc.	Alberta, Canada
Geokinetics Services Corp.	Texas, USA
Geokinetics Global Services, Inc.	Cayman Islands
Geokinetics Processing, Inc.	Texas, USA
Geokinetics Processing UK LTD	United Kingdom
Advanced Seismic Technology, Inc.	Texas, USA
Geokinetics Geophysical do Brasil Ltda.	Brazil
Geokinetics International, Inc.	Texas, USA
Geokinetics Singapore PTE. Ltd.	Singapore
Geokinetics Saudi Arabia L.L.C.	Saudi Arabia
Geokinetics (Australasia) Pty. Ltd.	Australia
Geokinetics Geophysical Malaysia Sdn. Bhd.	Malaysia
Geofisica Geokinetics Bolivia, SRL	Bolivia
Geokinetics International Services, Inc.	Cayman Islands
Geokinetics Exploration Peru SAC	Peru
Geokinetics Exploration Oriente SAC	Peru
Geokinetics FZE	Dubai, UAE
Geokinetics Egypt LLC	Egypt
Geokinetics Management, Inc.	Texas, USA
Foresight, Inc.	Cayman Islands
Geokinetics Enterprises, Inc.	Cayman Islands
P.T. Geokinetics Indonesia	Indonesia
PGS Mexicana S.A. de C.V. (in process of being renamed)	Mexico
PGS Administracion de Servicios S.A. de C.V. (in process of being renamed)	Mexico
PGS Onshore Services SAC	Peru
Geokinetics Geophysical Peru S.A.C. (formerly PGS Onshore Peru SAC)	Peru
Geokinetics Morocco SARL (formerly PGS Exploration Morocco SARL)	Morocco
Geokinetics (Malta) Holdings Limited (formerly PGS (Malta) Holdings Ltd.)	Malta
Geokinetics Malta Ltd. (formerly PGS Malta Ltd.)	Malta

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  Exhibit 21.1